Exhibit 99.1

Southland Awarded $596 Million SR 23 Bridge Project over St. Johns River for the Florida Department of Transportation

GRAPEVINE, Texas, Nov. 8, 2022 (GLOBE NEWSWIRE) -- Southland Holdings, LLC (“Southland”) announced today it has been awarded a $596 million contract to construct a new bridge over the St. Johns River near Jacksonville for the Florida Department of Transportation (“FDOT”). The project will be completed by Southland’s Transportation segment.

(Photo: FDOT)	The scope of work includes constructing a new four-lane, 1.8-mile bridge over the St. Johns River connecting Clay and St. Johns Counties. The new bridge’s vertical clearance will be twenty feet higher from the water than the existing bridge, which will improve marine commerce in the region. Also included in the scope is the removal of the existing bridge after the new span opens. Construction is expected to start in 2023.

A technical proposal was submitted as part of the bid, with FDOT assessing technical expertise when selecting the most qualified team to complete the project. Southland received the highest technical score of all proposers.

“We are proud of our longstanding relationship with FDOT and our ability to provide recurring customers with critical infrastructure solutions. We are extremely excited to get started on this historic project for Southland in one of our core regions and end markets,” said Frank Renda, Southland’s CEO.

About Southland

Southland is a leading provider of specialized infrastructure construction services across North America including bridges, tunneling, transportation and facilities, marine, steel structures, water and wastewater treatment, and water pipeline end markets. With roots dating back to 1900, Southland and its subsidiaries form one of the largest infrastructure construction companies in North America, with experience throughout the world. Southland is headquartered in Grapevine, Texas.

On May 25th, 2022, Southland entered into an Agreement and Plan of Merger (the “Agreement”) with publicly-traded Legato Merger Corp. II, a special purpose acquisition company (NASDAQ: LGTO, LGTOU, and LGTOW) (“Legato”). Pursuant to the terms of the Agreement, a subsidiary of Legato will merge with and into Southland, with Southland surviving the merger as a wholly-owned subsidiary of Legato. The existing Southland management team will remain in place upon the closing of the merger. At such time, Legato’s name is expected to change to Southland Holdings, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Southland’s current beliefs, expectations and assumptions regarding the future of Southland’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Southland’s control. Southland’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Any forward-looking statement made by Southland in this press release is based only on information currently available to Southland and speaks only as of the date on which it is made. Southland undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Southland Contacts:

Cody Gallarda

EVP, Chief Financial Officer

cgallarda@southlandholdings.com

Alex Murray

Corporate Development & Investor Relations

amurray@southlandholdings.com